Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Tempus Applied Solutions, LLC

We consent to the inclusion in the Registration Statement on Form S-4 of Tempus Applied Solutions Holdings, Inc. of our report dated January 7, 2015, relating to our audit of the financial statements of Tempus Applied Solutions, LLC as of December 17, 2014 and for the period from December 4, 2014 (date of inception) to December 17, 2014. We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ ELLIOTT DAVIS DECOSIMO, LLC

Greenville, South Carolina

January 7, 2015